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                                                                 EXHIBIT a(1)(C)

                           SUPPLEMENTAL INFORMATION TO
                                OFFER TO PURCHASE

                   UP TO 250,000 OUTSTANDING SHARES OF COMMON
                   STOCK OF PROGRESSIVE ASSET MANAGEMENT, INC.
             TO REPURCHASE ITS SHARES AT $0.60 NET PER SHARE IN CASH

     THE OFFER WILL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON JANUARY 18, 2002.
      THIS OFFER WILL NOT BE EXTENDED. WITHDRAWAL RIGHTS WILL BE AVAILABLE
              UNTIL THE EXPIRATION DATE AND AT ANY TIME ON OR AFTER
                JANUARY 18, 2002, UNLESS AND UNTIL THE SHARES ARE
                              ACCEPTED FOR PAYMENT.

   PROGRESSIVE ASSET MANAGEMENT, INC. IS OFFERING TO REPURCHASE UP TO 250,000
      OF ITS OUTSTANDING COMMON STOCK AT A PRICE OF $0.60 NET PER SHARE IN
       CASH ON THE TERMS DESCRIBED IN THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL DATED NOVEMBER 14, 2001, AND PREVIOUSLY DISTRIBUTED TO YOU.
     OUR OFFER IS BEING MADE ON IDENTICAL TERMS TO EACH SHAREHOLDER OF PAM.

          THIS SUPPLEMENTAL INFORMATION MUST BE READ WITH THE ORIGINAL
                  OFFER TO PURCHASE AND LETTER OF TRANSMITTAL.
         THE DATE OF THIS SUPPLEMENTAL INFORMATION IS DECEMBER 13, 2001

                                  INTRODUCTION

     This Supplemental Information provides additional information and clarification of the terms of the Offer to Purchase dated November 14, 2001, by Progressive Asset Management, Inc. ("PAM"), previously distributed to you. This Supplement is keyed to the format of the Offer to Purchase and must be read with it.

1. GENERAL TERMS OF THE OFFER. Under the heading "General Terms of the Offer" on page 5 of the Offer to Purchase, references are made to rules under Regulation 14D of the Securities and Exchange Commission ("Commission"). The references should be to Rule 13e-4 to the effect that if PAM makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, PAM will disseminate additional tender offer materials and extend the Offer to the extent required by the rules of the Commission.

2. NUMBER OF SHARES: PRORATION. PAM is obligated to purchase or return all shares not purchased pursuant to the offer, to the tendering shareholders at PAM's expense promptly, not subject to the condition "promptly as practicable," as stated on page 5 in the Offer to Purchase.

* * * *

6. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. PAM may delay payment for shares tendered solely because of delays in anticipation of any regulatory approvals. However, PAM cannot delay payment for any other reason, including to comply with general legal compliance. Furthermore, as noted above, shares not accepted for payment will be returned as promptly as possible. (See the first and last paragraphs under section 6, page 8.)


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* * * *

12. CERTAIN CONDITIONS OF THE OFFER. On pages 14 and 15, of the Offer to Purchase, are set out conditions to the completion of the purchase of shares. However, please understand that any conditions to the offer (other than those involving receipt of necessary governmental approvals) will be asserted, satisfied or waived on or before the expiration date of the Offer.

* * * *

15. MISCELLANEOUS. In the last paragraph on page 15, reference is made to Regulation 14D. The last paragraph should read in total as follows: PAM has filed a Schedule TO with the Commission pursuant to Rule 13e-4, under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. Furthermore, PAM has filed an amendment to Schedule TO. The Schedule and amendment are available for inspection and copying at the offices of the Commission in Washington, D.C., and on the Commission's website.



December, 13, 2001                  PROGRESSIVE ASSET MANAGEMENT, INC.

                                    /s/ ERIC LEENSON
                                    --------------------------------------------
                                    Eric Leenson, President and Chief
                                    Executive Officer



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